Exhibit 11

                             Playtex Products, Inc.
                        Computation of Earnings Per Share
                (Unaudited, in thousands, except per share data)

                                                                 Three Months Ended       Nine Months Ended
                                                                --------------------    ---------------------
                                                                Sept. 25,   Sept. 26,   Sept. 25,    Sept. 26,
                                                                  1999        1998        1999         1998
                                                                 -------     -------     -------     -------
Basic Earnings Per Common Share
-------------------------------
  Net Earnings Available to Common Stockholders ............     $ 8,029     $ 7,923     $33,265     $28,337
                                                                 =======     =======     =======     =======

  Weighted Average Common Shares Outstanding ...............      60,514      60,326      60,458      59,196
                                                                 =======     =======     =======     =======

      Net Earning Per Common Share .........................     $  0.13     $  0.13     $  0.55     $  0.48
                                                                 =======     =======     =======     =======


Diluted Earnings Per Common Share
---------------------------------
  Net Earnings Available to Common Stockholders ............     $ 8,029     $ 7,923     $33,265     $28,337

  Adjustment to Net Earnings (1) ...........................          --          --         788          --
                                                                 -------     -------     -------     -------

      Adjusted Net Earnings Available to Common Stockholders     $ 8,029     $ 7,923     $34,053     $28,337
                                                                 =======     =======     =======     =======

  Weighted Average Common Shares Outstanding ...............      60,514      60,326      60,458      59,196

  Assumed Dilutive Effect of Stock Options (2) .............       1,009         902       1,087         921

  Assumed Conversion of the Convertible Notes (1) ..........          --          --       1,425          --
                                                                 -------     -------     -------     -------

      Weighted Average Common Shares Outstanding - Diluted .      61,523      61,228      62,970      60,117
                                                                 =======     =======     =======     =======

      Net Earning Per Common Share - Diluted ...............     $  0.13     $  0.13     $  0.54     $  0.47
                                                                 =======     =======     =======     =======

(1) Based on the If-Converted Method for Convertible Securities.
(2) Based on the Treasury Stock Method.